Exhibit 99.1

Intrawest Reports Fiscal 2014 Fourth Quarter and Full Year Results

- Exceeds High End of Fiscal 2014 Adjusted EBITDA Guidance Range, Producing $103.3 Million -

- Announces Acquisition of Remaining 50% of Blue Mountain Ski Resort -

- Provides Fiscal 2015 Outlook -

Denver, Colorado, September 12, 2014 - Intrawest Resorts Holdings, Inc. (NYSE: SNOW), a leading North American mountain resort and adventure company, today reported results for the three and twelve months ended June 30, 2014.

Full Year Highlights

•	Fiscal 2014 Adjusted EBITDA was $103.3 million ($107.7 million in constant currency, representing 2.4% growth over prior year).

•	Skier Visits rose 7.9% for fiscal 2014 driving an increase of 3.6% in Mountain segment revenue (5.4% in constant currency).

•	Revenue from season pass and frequency products grew 18.2% for fiscal 2014 and comprised 37.9% of total lift revenue compared to 33.2% in the same period of the prior year.

•	Net loss attributable to Intrawest Resorts Holdings, Inc. was $188.6 million for fiscal 2014 versus $296.0 million for fiscal 2013.

"We are very pleased with our full year fiscal 2014 results. We delivered solid operating performance throughout the year, particularly in our Mountain segment. The strong results in our Mountain segment, which comprised approximately 74% of total Adjusted EBITDA for the year, were driven by significant growth from our season pass and frequency product sales along with select projects that enhanced our customers’ experience and resulted in strong returns on invested capital,” stated Bill Jensen, Chief Executive Officer. “We are also excited to announce the Company’s first acquisition since our IPO in January 2014. By purchasing the remaining 50% equity interest in Blue Mountain Ski Resort, we will now be positioned to unlock significant incremental free cash flow and extract additional value from the property in the coming years. Blue Mountain is Canada’s third most visited ski resort and this important acquisition demonstrates our commitment to growing our business both organically as well as through strategic and accretive acquisitions.”

Blue Mountain Ski Resort Acquisition

Today the Company signed a definitive agreement, to acquire the remaining 50% equity interest in Blue Mountain Ski Resort for CAD $58.0 million, which includes a CAD $5.0 million partial payment for growth capital expenditures related to a recently completed conference center and CAD $53.0 million for approximately seven times fiscal 2014 EBITDA, excluding any potential synergies. Blue Mountain Ski Resort is Canada’s third largest ski resort by visitation and is located just 90 miles from the Greater Toronto area’s 5.6 million residents. As a non-controlling owner, Intrawest has received minimal cash distributions from Blue in the past, and the Company expects that the acquisition will result in annual incremental levered free cash flow of between $6 and $8 million to Intrawest. The Company will finance this acquisition through incremental term loan proceeds and existing cash. The transaction is expected to close by the end of September 2014.

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Fiscal Year Ended June 30, 2014

Consolidated Results

Consolidated revenue was $527.1 million for fiscal 2014 as compared to $524.4 million in the prior year. The growth in revenue was attributable to an increase of $12.3 million in Mountain revenue. This was partially offset by decreases of $10.1 million and $6.2 million in Adventure revenue and Real Estate revenue, respectively. Additionally, consolidated revenue increased $6.7 million due to revenue related to Legacy, Non-core and Other activities. Consolidated revenue was negatively impacted by a $14.9 million foreign currency translation adjustment, of which $7.8 million, $5.9 million and $1.2 million impacted the Adventure, Mountain and Real Estate segments, respectively. In constant currency, consolidated revenue was $542.0 million.

Total Segment Adjusted EBITDA was $103.3 million for fiscal 2014 as compared to $105.3 million in the prior year. The decline in total Segment Adjusted EBITDA was attributable to decreases of $3.9 million and $1.9 million in Real Estate Adjusted EBITDA and Adventure Adjusted EBITDA, respectively. This was partially offset by a $3.9 million increase in Mountain Adjusted EBITDA. Total Segment Adjusted EBITDA was negatively impacted by a $4.4 million foreign currency translation adjustment, of which $2.0 million, $2.0 million and $0.4 million impacted the Adventure, Mountain and Real Estate segments, respectively. In constant currency, total Segment Adjusted EBITDA was $107.7 million.

Net loss attributable to Intrawest Resorts Holdings, Inc. was $188.6 million, or $4.37 per diluted share, for fiscal 2014 as compared to a net loss of $296.0 million, or $7.07 per diluted share, in the prior year. The improvement in the net loss for fiscal 2014 compared to the prior year was primarily attributable to a significant reduction in interest expense as a result of the restructuring and refinancing that occurred in the second quarter of fiscal 2014.

Mountain Segment

Mountain revenue grew $12.3 million, or 3.6%, to $351.3 million for fiscal 2014 from $339.0 million in the prior year. The increase was primarily due to additional Skier Visits of 7.9% compared to the prior year. Effective ticket price (“ETP”) was $44.15 in fiscal 2014 compared to $45.92 in the prior year primarily due to foreign currency translation. Revenue from season pass and frequency product sales for the 2013/2014 ski season increased 18.2% compared to the prior year and comprised 37.9% and 33.2% of total lift revenue for fiscal 2014 and fiscal 2013, respectively. In constant currency, Mountain revenue was $357.1 million.

Mountain Adjusted EBITDA increased $3.9 million, or 5.3%, to $76.2 million for fiscal 2014 from $72.4 million in the prior year. Mountain Adjusted EBITDA improved due to the $12.3 million increase in Mountain revenue. Offsetting the growth was $8.1 million of additional Mountain operating expenses for fiscal 2014 as compared to the prior year period and a $0.3 million reduction in the Company’s pro rata share of EBITDA related to its investment in Blue Mountain. Operating expenses were primarily impacted by planned increased staffing and other variable operating expenses to support increased visitation. In constant currency, Mountain Adjusted EBITDA was $78.2 million.

Adventure Segment

Adventure revenue was $103.5 million for fiscal 2014 compared to $113.6 million in the prior year. Revenue was primarily impacted by a $7.7 million decrease in revenue from ancillary services due to a decrease in fire suppression. In constant currency, revenue from Canadian Mountain Holidays (CMH) was $64.1 million which represented an increase of $2.8 million, or 4.5%, compared to the prior year. The increase resulted from growth in premium priced trips and guest nights. In constant currency, Adventure revenue was $111.3 million.

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Adventure Adjusted EBITDA was $17.8 million for fiscal 2014 compared to $19.7 million in the prior year. The reduction in Adventure Adjusted EBITDA in fiscal 2014 compared to fiscal 2013 was primarily due to a $10.1 million decrease in Adventure revenue, partially offset by a $7.6 million improvement in Adventure operating expenses. Adventure Adjusted EBITDA also included a $0.6 million decrease attributable to the non-controlling interest in Alpine Helicopters Inc. in which the Company’s economic stake decreased to 20% from 100% in January 2013. In constant currency, Adventure Adjusted EBITDA was $19.9 million.

Real Estate Segment

Real Estate revenue was $58.5 million for fiscal 2014 compared to $64.7 million in the prior year. Real Estate revenue was impacted by a $3.3 million decrease in Playground revenue mainly resulting from the acceleration of sales commissions received on the exit of the Company’s brokerage engagement at Honua Kai Resort and Spa in fiscal 2013 and a $2.0 million decrease at Intrawest Hospitality Management. Intrawest Resort Club Group revenue decreased $2.0 million, primarily due to a $1.2 million foreign currency translation adjustment. This was partially offset by a $1.4 million sale of land at Mont-Tremblant in Quebec, Canada in fiscal 2014. In constant currency, Real Estate revenue was $59.8 million.

Real Estate Adjusted EBITDA was $9.3 million for fiscal 2014 compared to $13.2 million in the prior year period. In constant currency, Real Estate Adjusted EBITDA was $9.7 million.

Constant Currency

Where the Company discusses the impact of foreign currency translation adjustments, the impact is calculated on a constant U.S. dollar basis and is considered a non-GAAP measure. The calculation uses constant U.S. dollar amounts by applying the prior period monthly average exchange rates to the current comparable period.

Fiscal 2015 Outlook

For the full fiscal year 2015, the Company expects:

•	Total Reportable Segment Revenue to be in the range of $570 million to $595 million*

•	Mountain Segment Revenue to be in the range of $418 million to $434 million

•	Adventure Segment Revenue to be in the range of $97 million to $101 million

•	Real Estate Segment Revenue to be in the range of $55 million to $60 million

•	Total Segment Adjusted EBITDA to be in the range of $111 million to $116 million*

•	Mountain Adjusted EBITDA to be in the range of $87 million to $91 million

•	Adventure Adjusted EBITDA to be in the range of $14 million to $16 million

•	Real Estate Adjusted EBITDA to be in the range of $9 million to $10 million

•	Net Loss Attributable to Intrawest Resorts Holdings, Inc. to be in the range of $16 million to $6 million

Factors and assumptions impacting the Company's outlook for fiscal 2015 compared to prior year results include: acquisition of the remaining 50% interest in Blue Mountain Ski Resort; $4.0 million of incremental public company costs; $1.5 million related to increased eCommerce software expense and PCI compliance; reduced fire suppression activities; and CAD/USD exchange rate of 1.10. In addition, the Company's outlook for fiscal 2015 anticipates normal historical weather conditions and a continuation of the current economic environment.

*Note: Totals above may not add due to rounding.

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Webcast and Earnings Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 11:30 a.m. Eastern Time on Friday, September 12, 2014. Participants may access the live webcast by visiting the Company’s investor relations website at ir.intrawest.com. The call can also be accessed by dialing (877) 705-6003 (U.S. and Canada), or (201) 493-6725 for international participants.

The replay of the call will be available from approximately 2:30 p.m. Eastern Time on September 12, 2014 through midnight Eastern Time on September 26, 2014. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13590370. The archive of the webcast will be available on the Company’s website at ir.intrawest.com for a limited time.

About Intrawest Resorts Holdings, Inc.

Intrawest is a North American mountain resort and adventure company, delivering distinctive vacation and travel experiences to its customers for over three decades. The Company owns interests in seven four-season mountain resorts with more than 11,000 skiable acres and over 1,140 acres of land available for real estate development. Intrawest’s mountain resorts are geographically diversified across most of North America’s major ski regions, including the Eastern United States, the Rocky Mountains, the Pacific Southwest and Canada. The Company also operates an adventure travel business, the cornerstone of which is Canadian Mountain Holidays, the leading heli-skiing adventure company in North America. Additionally, the Company operates a comprehensive real estate business through which it manages, markets and sells vacation club properties; manages condominium hotel properties; and sells and markets residential real estate. Intrawest Resorts Holdings, Inc. common stock is traded on the New York Stock Exchange (NYSE: SNOW). For more information, visit www.intrawest.com.

Forward-Looking Statements

This press release includes “forward - looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “intend”, “expect”, “estimate”, “plan”, “outlook” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including weakness in general economic conditions; lack of adequate snowfall and unfavorable weather conditions; adverse events that occur during our peak operating periods; increased competition; regulatory risks; our operational reliance on major equipment; risks associated with our acquisition of Blue Mountain and our general acquisition strategy; Steamboat’s dependence on subsidized direct air service; risks related to information technology; our potential failure to maintain the integrity of our customer or employee data; currency risks; adverse consequences of current or future legal claims; loss of key personnel; our ability to monetize real estate assets; a partial or complete loss of Alpine Helicopters’ services; the effects of climate change; our ability to successfully maintain internal control over financial reporting; risks associated with our high levels of indebtedness; risks associated with Fortress’s ownership of a majority of our outstanding common stock and other risks described under the caption “Risk Factors” in Part II - Item 1A., “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended December 31, 2013, filed with the Securities and Exchange Commission (“SEC”) on March 17, 2014, as may be revised in our future SEC filings. We operate in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

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Contact

Investor Relations

Intrawest Resorts Holdings, Inc.

(303) 749-8370

InvestorRelations@intrawest.com

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INTRAWEST RESORTS HOLDINGS, INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2014	2013	2014	2013
Revenue	$57,223	$59,147	$527,106	$524,407
Operating expenses	82,691	77,372	452,082	448,944
Depreciation and amortization	14,302	14,115	56,567	58,342
Loss on disposal of assets	268	8,387	267	12,448
Impairment of real estate and long-lived assets	238	1,133	871	1,195
Income (loss) from operations	(40,276)	(41,860)	17,319	3,478
Interest income	109	1,726	4,728	6,630
Interest expense on third party debt	(10,641)	(15,903)	(53,141)	(98,437)
Interest expense on notes payable to affiliates	—	(64,089)	(119,858)	(236,598)
Earnings (loss) from equity method investments	(3,398)	(2,331)	(271)	(5,147)
Gain on disposal of equity method investments	—	—	—	18,923
Loss on extinguishment of debt	—	—	(35,480)	(11,152)
Other income (expense), net	(309)	536	(823)	1,973
Loss before income taxes	(54,515)	(121,921)	(187,526)	(320,330)
Income tax (benefit) expense	303	992	677	(23,616)
Net loss	(54,818)	(122,913)	(188,203)	(296,714)
Loss (income) attributable to noncontrolling interest	491	1,079	(369)	757
Net loss attributable to Intrawest Resorts Holdings, Inc.	$(54,327)	$(121,834)	$(188,572)	$(295,957)

Weighted average shares of common stock outstanding:
Basic and diluted	45,007,305	41,882,000	43,132,076	41,882,000
Net loss attributable to Intrawest Resorts Holdings, Inc. per share:
Basic and diluted	$(1.21)	$(2.91)	$(4.37)	$(7.07)

Statement Concerning Non-GAAP Financial Measures

We use Adjusted EBITDA as a measure of our operating performance. Adjusted EBITDA is a supplemental non-GAAP financial measure.

Our board of directors and management team focus on Adjusted EBITDA as a key performance and compensation measure. Adjusted EBITDA assists us in comparing our performance over various reporting periods because it removes from our operating results the impact of items that our management believes do not reflect our core operating performance. The compensation committee of our board of directors will determine the annual variable compensation for certain members of our management team, based in part, on Adjusted EBITDA.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or other measures of financial performance or liquidity derived in accordance with GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA to compare the performance of those companies to our performance. Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA as a supplemental measure.

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Mountain Segment (dollars in thousands)

	Three Months Ended June 30,				Year Ended June 30,
	2014	2013	Change	% Change	2014	2013	Change	% Change
Skier Visits	198,686	159,354	39,332	24.7%	3,394,599	3,146,119	248,480	7.9%
Revenue per Visit	$133.47	$163.36	$(29.89)	(18.3)%	$103.48	$107.75	$(4.27)	(4.0)%
ETP	$33.18	$41.22	$(8.04)	(19.5)%	$44.15	$45.92	$(1.77)	(3.9)%
RevPAR	$19.06	$17.48	$1.58	9.0%	$53.55	$53.12	$0.43	0.8%
ADR	$111.94	$113.47	$(1.53)	(1.3)%	$155.41	$157.28	$(1.87)	(1.2)%
Mountain Revenue:
Lift	$6,592	6,568	$24	—%	$149,856	$144,480	$5,376	3.7%
Lodging	5,497	4,911	586	11.9%	42,294	41,982	312	0.7%
Ski School	993	1,011	(18)	(1.8)%	28,943	27,042	1,901	7.0%
Retail and Rental	3,270	2,909	361	12.4%	45,214	44,385	829	1.9%
Food and Beverage	3,845	3,438	407	11.8%	46,335	43,711	2,624	6.0%
Other	6,321	7,195	(874)	(12.1)%	38,624	37,403	1,221	3.3%
Mountain revenue	$26,518	$26,032	$486	1.9%	$351,266	$339,003	$12,263	3.6%

Mountain Adjusted EBITDA	$(24,376)	$(23,244)	$(1,132)	4.9%	$76,206	$72,353	$3,853	5.3%

Adventure Segment (dollars in thousands)

	Three Months Ended June 30,				Year Ended June 30,
	2014	2013	Change	% Change	2014	2013	Change	% Change
Adventure revenue	$17,994	$19,461	$(1,467)	(7.5)%	$103,520	$113,622	(10,102)	(8.9)%
Adventure Adjusted EBITDA	$(1,549)	$981	$(2,530)	(257.9)%	$17,839	$19,740	(1,901)	(9.6)%

Real Estate Segment (dollars in thousands)

	Three Months Ended June 30,				Year Ended June 30,
	2014	2013	Change	% Change	2014	2013	Change	% Change
Real Estate revenue	$12,482	$13,330	$(848)	(6.4)%	$58,530	$64,726	$(6,196)	(9.6)%
Real Estate Adjusted EBITDA	$1,852	$1,193	$659	55.2%	$9,272	$13,167	$(3,895)	(29.6)%

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Total Reportable Segment Revenue and Adjusted EBITDA (dollars in thousands)

	Three Months Ended June 30,				Year Ended June 30,
	2014	2013	Change	% Change	2014	2013	Change	% Change
Total reportable segment revenue	$56,994	$58,823	$(1,829)	(3.1)%	$513,316	$517,351	$(4,035)	(0.8)%
Total segment Adjusted EBITDA	$(24,073)	$(21,070)	$(3,003)	14.3%	$103,317	$105,260	$(1,943)	(1.8)%

The following table reconciles from net income (loss) attributable to the Company to Adjusted EBITDA for the periods presented:

	Three Months Ended June 30,		Year Ended June 30,
	2014	2013	2014	2013
Revenue:
Mountain	$26,518	$26,032	$351,266	$339,003
Adventure	17,994	19,461	103,520	113,622
Real Estate	12,482	13,330	58,530	64,726
Total reportable segment revenue	56,994	58,823	513,316	517,351
Legacy, non-core and other revenue	229	324	13,790	7,056
Total revenue	$57,223	$59,147	$527,106	$524,407

Net loss attributable to Intrawest Resorts Holdings, Inc.	$(54,327)	$(121,834)	$(188,572)	$(295,957)
Legacy and other non-core expenses, net	(1,186)	(4,605)	4,151	12,878
Other operating expenses	3,122	1,531	11,200	4,416
Depreciation and amortization	14,302	14,115	56,567	58,342
Loss on disposal of assets	268	8,387	267	12,448
Impairment of real estate and long-lived assets	238	1,133	871	1,195
Interest income	950	(505)	(319)	(1,827)
Interest expense on third party debt	10,641	15,903	53,141	98,437
Interest expense on notes payable to affiliates	—	64,089	119,858	236,598
Loss (earnings) from equity method investments	3,398	2,331	271	5,147
Pro rata share of EBITDA related to equity method investments	(2,257)	(1,616)	9,153	8,932
Gain on disposal of equity method investments	—	—	—	(18,923)
Adjusted EBITDA attributable to noncontrolling interest	657	624	(620)	(1,232)
Loss on extinguishment of debt	—	—	35,480	11,152
Other (income) expense, net	309	(536)	823	(1,973)
Income tax expense (benefit)	303	992	677	(23,616)
Income (loss) attributable to noncontrolling interest	(491)	(1,079)	369	(757)
Total segment Adjusted EBITDA	$(24,073)	$(21,070)	$103,317	$105,260

Mountain	$(24,376)	$(23,244)	$76,206	$72,353
Adventure	(1,549)	981	17,839	19,740
Real Estate	1,852	1,193	9,272	13,167
Segment Adjusted EBITDA	$(24,073)	$(21,070)	$103,317	$105,260

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